EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Share Option Plan of SkillSoft PLC of our reports dated April 10, 2006, with respect to the consolidated financial statements of SkillSoft PLC included in its Annual Report (Form 10-K) for the year ended January 31, 2006, SkillSoft Public Limited Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SkillSoft Public Limited Company, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
April 10, 2006